Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 3, 2021, except for Note 9a as to which the date is October 28, 2021, with respect to the consolidated financial statements of Arbe Robotics Ltd. and its subsidiary included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

October 28, 2021